Exhibit 3.6

SKYLINE MEDICAL INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS OF
SERIES B CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Skyline Medical Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

The undersigned, Josh Kornberg and Bob Myers, do hereby certify that:

1.           They are the President and Secretary, respectively, of Skyline Medical Inc., a Delaware corporation.

2.           The following resolutions were duly adopted by the board of directors of the Corporation (the “Board”):

WHEREAS, the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”) authorizes the issuance of up to 20,000,000 shares of preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1.           Designation.   There shall be a series of Preferred Stock that shall be designated as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”) and the number of authorized shares constituting such series shall be 2,300,000. The rights, preferences, powers, restrictions and limitations of the Series B Preferred Stock shall be as set forth herein.

2.           Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Affiliate” has the meaning provided for the same term in the Exchange Act.

“Automatic Conversion Date” has the meaning set forth in Section 4.1(b) hereof.

“Board” has the meaning set forth in the Recitals.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Conversion Date” has the meaning set forth in Section 4.2(a) hereto.

“Conversion Notice” has the meaning set forth in Section 4.2(a) hereto.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the Shares of Series B Preferred Stock in accordance with the terms hereof.

“Conversion Rate” means one (1), subject to adjustment in accordance with Section 6 hereto.

“Corporation” has the meaning set forth in the Preamble.

“Date of Issuance” means, for any Share of Series B Preferred Stock, the date on which the Corporation initially issues the Units offered and sold in a public offering pursuant to the Corporation’s registration statement of Form S-1 (without regard to any subsequent transfer of such Share or reissuance of the certificate(s) representing such Share and regardless of whether or not such Share is issued as part of the Units sold in such public offering).

“Delisting Trigger” has the meaning set forth in the definition of Early Conversion Trigger.

“Delisting Trigger Date” has the meaning set forth in the definition of Early Conversion Trigger.

“Early Conversion Trigger” means any of the following events occurring any time after 30 days following the Date of Issuance, (a) the closing price of the Common Stock on the NASDAQ Capital Market is greater than 200% of the exercise price of the Series A Warrants for a period of 20 consecutive Trading Days (the “Trading Trigger” and such twentieth consecutive Trading Day occurring any time after 30 days following the Date of Issuance, the “Trading Trigger Date”), (b) all Series A Warrants in a given Unit are exercised for cash (solely with respect to the Units that include the exercised Series A Warrants) (a “Warrant Cash Exercise Trigger” and the date of such exercise, the “Warrant Cash Exercise Trigger Date”) or (c) the Units are delisted from the NASDAQ Capital Market for any reason (the “Delisting Trigger” and the date of such delisting, the “Delisting Trigger Date”).

“Early Conversion Trigger Date” means the earlier to occur of (i) the 15th day after the Trading Trigger Date if the Trading Trigger occurs, (ii) the Warrant Cash Exercise Trigger Date if the Warrant Cash Exercise Trigger occurs or (iii) the Delisting Trigger Date if the Delisting Trigger occurs.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fundamental Transaction” means that (i) the Corporation shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Corporation is the surviving corporation) any other Person unless the shareholders of the Corporation immediately prior to such consolidation or merger continue to hold more than 50% of the outstanding shares of Voting Stock after such consolidation or merger, or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and its subsidiaries, taken as a whole, to any other Person, or (3) allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder), other than any Permitted Holder, is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Corporation.

“Maximum Percentage” has the meaning set forth in Section 4.4.

“Permitted Holders” means Josh Kornberg, Atlantic Partners Alliance and SOK Partners, LLC and each of their respective Affiliates.

 “Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Principal Market” means the NASDAQ Capital Market.

“Series A Warrants” means the warrants to purchase shares of Common Stock at any time or times on or after the Date of Issuance, but not after 11:59p.m., New York time, five years from the Date of Issuance at an initial exercise price of $__ per share.

“Series B Preferred Stock” has the meaning set forth in Section 1.

“Share” means a share of Series B Preferred Stock.

“Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

“Trading Trigger” has the meaning set forth in the definition of Early Conversion Trigger.

“Trading Trigger Date” has the meaning set forth in the definition of Early Conversion Trigger.

“Transfer Agent” means the registrar and transfer agent for the Common Stock and the Series B Preferred Stock, as appointed by the Corporation, which initially shall be Corporate Stock Transfer Inc.

“Unit” means a security designed as a “unit” consisting of (i) one Share of Series B Preferred Stock and (ii) four Series A Warrants.

“Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Warrant Cash Exercise Trigger” has the meaning set forth in the definition of Early Conversion Trigger.

“Warrant Cash Exercise Trigger Date” has the meaning set forth in the definition of Early Conversion Trigger.

3.            Voting.

3.1          The Series B Preferred Stock shall have no voting rights, except as expressly set forth in this Section 3.

3.2           So long as any shares of Series B Preferred Stock are outstanding, the affirmative vote of the holders of a majority of the Series B Preferred Stock at the time outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any amendment, alteration or repeal of any of the provisions of this Certificate of Designation that materially and adversely affects the powers, preferences or special rights of the Series B Preferred Stock, whether by merger or consolidation or otherwise; provided, however, (i) that in the event of an amendment to terms of the Series B Preferred Stock, including by merger or consolidation, so long as the Series B Preferred Stock remains outstanding with the terms thereof materially unchanged, or the Series B Preferred Stock is converted into, preference securities of the surviving entity, or its ultimate parent, with such powers, preferences or special rights that are, in the good faith determination of the Board of the Corporation, taken as a whole, not materially less favorable to the holders of the Series B Preferred Stock than the powers, preferences or special rights of the Series B Preferred Stock in effect prior to such amendment or the occurrence of such event, taken as a whole, then such amendment or the occurrence of such event shall not be deemed to materially and adversely affect such powers, preferences or special rights of the Series B Preferred Stock, and (ii) the authorization, establishment or issuance by the Corporation of any other series of Preferred Stock with powers, preferences or special rights that are senior to or on a parity with the Series B Preferred Stock, including, but not limited to, powers, preferences or special rights with respect to dividends, distributions or liquidation preferences, shall not be deemed to materially and adversely affect the power, preferences or special rights of the Series B Preferred Stock, and in the case of either clause (i) or (ii), the holders of Series B Preferred Stock shall not have any voting rights with respect thereto, and provided further that, (iii) prior to the date that is the six month anniversary of the Date of Issuance, no amendment, alteration or repeal of any of the provisions of this Certificate of Designation shall be made that affects the powers, preferences or special rights of the Series B Preferred Stock in any manner, whether by merger or consolidation or otherwise.

3.3           For purposes of Section 3.2, each Share of Series B Preferred Stock shall have one vote per share. Except as set forth herein, the Series B Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

3.4           No amendment to these terms of the Series B Preferred Stock shall require the vote of the holders of Common Stock (except as required by law) or any series of Preferred Stock other than the Series B Preferred Stock.

3.5           Without the consent of the holders of the Series B Preferred Stock, so long as such action does not materially and adversely affect the powers, preferences or special rights of the Series B Preferred Stock, taken as a whole, and to the extent permitted by law, the Corporation may amend, alter, supplement, or repeal any terms of this Certificate of Designation for the following purposes:

(a)           to cure any ambiguity, or to cure, correct, or supplement any provision that may be ambiguous, defective, or inconsistent; or

(b)           to make any provision with respect to matters or questions relating to the Series B Preferred Stock that is not inconsistent with the provisions of this Certificate of Designation.

4.             Conversion.

4.1           Right to Convert

(a)           Right to Convert. Subject to the provisions of this Section 4, at any time and from time to time on or after the date that is the earlier of (i) the six month anniversary of the Date of Issuance or (ii) if any Early Conversion Trigger Occurs, the Early Conversion Trigger Date, any holder of Series B Preferred Stock shall have the right by written election to the Corporation and the Transfer Agent to convert all or any portion of the outstanding Shares of Series B Preferred Stock (excluding any fraction of a Share) held by such holder into the number of shares of Common Stock (including any fraction of a share) that is equal to the product of the Conversion Rate and the number of Shares of Series B Preferred Stock such holder elects to convert; provided that, in the event of a Warrant Cash Exercise Trigger, only the holder of the Series B Preferred Stock included in the Units that include such exercised Series A Warrants may convert such shares of Series B Preferred Stock.

(b)           Fundamental Transaction; Automatic Conversion.  Subject to the provisions of this Section 4, if at any time and from time to time on or after the Date of Issuance, a Fundamental Transaction occurs, each Share of Series B Preferred Stock shall convert automatically into a number of shares of Common Stock equal to the Conversion Rate (including any fraction of a share) immediately prior to consummation of such Fundamental Transaction (the date of such automatic conversion, the “Automatic Conversion Date”). To the extent such a conversion would be limited by Section 4.4, the holder shall be entitled to convert the Series B Preferred Stock that it could not initially convert at a later date or dates, provided that at such later date or dates the limitation in Section 4.4 would no longer apply to the holder because such holder would no longer own in excess of the Maximum Percentage (as defined in Section 4.4).

4.2           Procedures for Conversion; Effect of Conversion

(a)           Procedures for Holder Conversion.     In order to effectuate a conversion of Shares of Series B Preferred Stock pursuant to Section 4.1(a), a holder shall submit a written election to the Corporation and the Transfer Agent that such holder elects to convert Shares and the number of Shares elected to be converted in the form attached hereto as Annex A (the “Conversion Notice”).  The conversion of such Shares hereunder shall be deemed effective as of the Business Day on which the Transfer Agent receives the Conversion Notice prior to 5:00 pm, New York City time, and if the Transfer Agent receives the Conversion Notice on any Business Day after 5:00 pm, New York City time, or on any day that is not a Business Day, then the date of conversion shall be deemed to be the next succeeding Business Day (such date, the “Conversion Date”).  The Conversion Shares issuable upon conversion shall not be delivered to the converting holder until the converted Shares of Series B Preferred Stock are surrendered to the Transfer Agent for cancellation, either (i) by surrendering the certificate or certificates representing such Shares, (ii) if the certificate or certificates representing such Shares have been lost or destroyed, by delivering an affidavit of loss or destruction and, if requested by the Corporation or the Transfer Agent, an indemnity bond (or other indemnity arrangement) that is sufficient in the judgment of the Corporation and the Transfer Agent to protect the Corporation and the Transfer Agent from any loss that they may suffer if any Share is replaced or (iii) if the converted Shares are represented by a global certificate and held in book-entry form through The Depository Trust Company (“DTC”) (or another established clearing corporation performing similar functions), then in accordance with the applicable procedures of DTC (or such other clearing corporation) that are satisfactory to the Transfer Agent.  Not later than three (3) Business Days after the Transfer Agent has received both the Conversion Notice and the Shares of Series B Preferred Stock to be converted, the Corporation shall deliver, or shall cause the Transfer Agent to deliver, to the converting holder the Conversion Shares issuable upon conversion of the surrendered Shares either (x) by delivering a certificate or certificates representing the number of such Conversion Shares or (y) electronically through the applicable procedures of DTC (or such other clearing corporation) that are satisfactory to the Transfer Agent, as instructed by the converting holder in its Conversion Notice.  On the Conversion Date with respect to any Conversion Shares, the Person to which such Conversion Shares are to be issued shall be deemed to be the holder of record of such Conversion Shares.

(b)           Procedures for Automatic Conversion.   In order to effectuate an automatic conversion of Shares of Series B Preferred Stock pursuant to Section 4.1(b), all holders of record of Shares of Series B Preferred Stock shall be given written notice of the Automatic Conversion Date.  Such notice need not be given in advance of the occurrence of the Automatic Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the Delaware General Corporation Law, to each record holder Series B Preferred Stock.  On the Automatic Conversion Date, all outstanding Shares of Series B Preferred Stock shall be deemed to have been converted into Conversion Shares, which shall be deemed to be outstanding of record, and all rights with respect to the Series B Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their Shares of Series B Preferred Stock, to receive the number of Conversion Shares into which their Shares have been converted.  Not later than three (3) Business Days after the Transfer Agent has received Shares from a holder of Series B Preferred Stock, the Corporation shall deliver, or cause the Transfer Agent to deliver, to such holder the number of Conversion Shares that were issued upon the automatic conversion of such surrendered Shares either (x) by delivering a certificate or certificates representing the number of such Conversion Shares or (y) electronically through the applicable procedures of DTC (or such other clearing corporation) that are satisfactory to the Transfer Agent, as instructed by the holder.

(c)           All shares of Common Stock issued upon conversion of Shares of Series B Preferred Stock shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(d)           Effect of Conversion. All Shares of Series B Preferred Stock converted as provided in this Section 4.2 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock in exchange therefor.

4.3           Reservation of Stock. The Corporation shall at all times when any Shares of Series B Preferred Stock are outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series B Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Shares of Series B Preferred Stock pursuant to this Section 4. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

4.4           Limitations on Conversion.  Notwithstanding anything to the contrary contained in this Certificate, the Series B Preferred Stock shall not be convertible by a holder to the extent (but only to the extent) that the holder or any of its Affiliates would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Common Stock.  To the extent the above limitation applies, the determination of whether the holder’s Shares shall be convertible (vis-à-vis other convertible securities owned by the holder or any of its Affiliates) and of which such securities shall be convertible (as among all such securities owned by the holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Corporation for conversion. No prior inability to convert the Shares pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. For the purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to a successor holder of the Shares. The holders of Common Stock shall be third party beneficiaries of this paragraph and the Corporation may not amend or waive this paragraph without the consent of holders of a majority of its Common Stock. For any reason at any time, upon the written or oral request of the holder, the Corporation shall within one (1) Business Day confirm orally and in writing to the holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion of convertible securities into Common Stock, including, without limitation, pursuant to this Certificate of Designation or securities issued pursuant to the Certificate of Designation.

5.             Status of Converted or Acquired Shares. All shares of Series B Preferred Stock (i) converted into shares of Common Stock in accordance with Section 4 herein or (ii) acquired by the Corporation shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Corporation.

6.             Certain Adjustments upon Stock Splits, Combinations, Etc.  If the Corporation, at any time while any Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares or (ii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Rate shall be adjusted to equal an amount equal to such Conversion Rate immediately before such adjustment multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately after giving effect to such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately before giving effect to such event.

7.             Maturity. The Series B Preferred Stock has no maturity date, no sinking fund has been established for the retirement or redemption of Series B Preferred Stock, and the Series B Preferred Stock has no redemption provisions.

8.             Rank. With respect to payment of dividends and distribution of assets upon liquidation or dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series B Preferred Stock shall rank equal to the Common Stock on an as converted basis.

9.             Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 9).

10.           Amendment and Waiver. Subject to Section 3 hereof, no provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Corporation, and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series B Preferred Stock.

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RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

 IN WITNESS WHEREOF, the undersigned have executed this Certificate this ____ day of August, 2015.

By:	By:
Name: Josh Kornberg	Name: Bob Myers
Title: President and Chief Executive Officer	Title: Chief Financial Officer and Secretary

ANNEX A
NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock indicated below into shares of common stock, par value $0.01 per share (the “Common Stock”), of Skyline Medical Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Certificate of Designations. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Preferred Stock owned prior to Conversion:

Number of shares of Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Number of shares of Preferred Stock owned subsequent to Conversion:

Address for Delivery:

or

DWAC Instructions:

Broker no:

Account no:

[HOLDER]

By:

Name:

Title: